Exhibit 99.1

Highpower International Reports Unaudited First Quarter 2017 Financial Results

SAN DIEGO, CALIFORNIA and SHENZHEN, China, May 10, 2017 /PRNewswire/ -- Highpower International, Inc. (NASDAQ: HPJ) ("Highpower" or the "Company"), a developer, manufacturer, and marketer of lithium ion and nickel-metal hydride (Ni-MH) rechargeable batteries, battery management systems, and a provider of battery recycling, today announced its financial results for the first quarter ended March 31, 2017.

First Quarter 2017 Highlights

•	Net sales for the first quarter of 2017 increased by 43.9% to $41.9 million from $29.1 million in the prior year period.
•	Gross margin for the first quarter of 2017 increased to 23.7% from 20.2% in the prior year period.
•	Net income attributable to the Company for the first quarter of 2017 was $2.5 million, or $0.17 per diluted share, as compared to a net loss attributable to the Company of $0.3 million, or a net loss of $0.02 per diluted share in the prior year period.

Mr. George Pan, Chairman and CEO of Highpower International, commented, “We are extremely pleased to have delivered another quarter of strong top- and bottom-line results in the first quarter of 2017. Importantly, growth in our lithium ion batteries business, including battery solutions, continued to accelerate driven by demand for energy storage systems, smart wearable devices, and other digital products. Looking forward, we will continue to invest in areas that are critical to our business and capture the market opportunities ahead of us. With our solid product reputation and business foundations in the industry, we are confident that we will be able to maintain our strong growth momentum and continue to develop our business for years to come.”

First Quarter 2017 Financial Results

Net Sales

Net sales for the first quarter of 2017 increased by 43.9% to $41.9 million from $29.1 million in the prior year period, primarily attributable to increased revenue contribution from lithium batteries as a result of the increased battery sales into markets for smart wearable devices, digital products, and handheld devices such as smart phones, tablets, and notebooks.

Gross Profit

Gross profit for the first quarter of 2017 increased by 69.0% to $9.9 million from $5.9 million in the prior year period, primarily attributable to enhanced product mix and improved labor efficiency. Gross margin for the first quarter of 2017 increased to 23.7% from 20.2% in the prior year period.

Operating Expenses

•	Research and development (R&D) expenses for the first quarter of 2017 were $1.8 million as compared to $1.6 million in the prior year period. As a percentage of net sales, R&D expenses decreased to 4.3% from 5.6% in the prior year period.

•	Selling and distribution expenses for the first quarter of 2017 were $1.6 million as compared to $1.5 million in the prior year period. As a percentage of net sales, selling and distribution expenses decreased to 3.9% from 5.3% in the prior year period, primarily attributable to the Company’s customer base optimization efforts.

•	General and administrative expenses for the first quarter of 2017 remained stable at $3.1 million year over year. As a percentage of net sales, general and administrative expenses decreased to 7.3% from 10.5% in the prior year period.

Net Income

Net income attributable to the Company for the first quarter of 2017 increased to $2.5 million from net loss attributable to the Company of $0.3 million in the prior year period. Net income attributable to the Company per diluted share for the first quarter of 2017 increased to $0.17 from net loss attributable to the Company per diluted share of $0.02 in the prior year period.

For the quarter ended March 31, 2017, the Company's weighted average diluted shares outstanding used in computing diluted share was 15,299,029.

EBITDA

EBITDA for the first quarter of 2017 increased by 308.5% to $5.0 million from $1.2 million in the prior year period.

A table reconciling EBITDA, a non-GAAP financial measure, to the appropriate GAAP measure is included with the Company's financial information below.

Balance Sheet Highlights

	March 31,	December 31,
($ in millions, except per share data)	2017	2016
	(Unaudited)
	$	$
Cash	$20.0	$9.3
Total Current Assets	$115.2	$104.5
Total Assets	$175.4	$163.3

Total Current Liabilities	$127.3	$118.0
Total Liabilities	$127.3	$118.0
Total Equity	$48.1	$45.3
Total Liabilities and Equity	$175.4	$163.3
Book Value Per Share	$3.17	$3.00

Conference Call Details

The Company will hold a conference call on Wednesday, May 10, 2017 at 10:00 am Eastern Time or 10:00 pm Beijing Time to discuss the financial results. Participants may access the call by dialing the following numbers:

United States: 877-407-3108

International: 201-493-6797

To listen to the live webcast, please go to www.highpowertech.com and click on the conference call link, or go to http://highpowertech.equisolvewebcast.com/q1-2017. This webcast will be archived and accessible through the Company's website for approximately 30 days following the call.

About Highpower International, Inc.

Highpower International was founded in 2001 and produces high-quality Nickel-Metal Hydride (Ni-MH) and lithium-based rechargeable batteries used in a wide range of applications such as electric buses, bikes, energy storage systems, power tools, medical equipment, digital and electronic devices, personal care products, and lighting, etc. Highpower's target customers are Fortune 500 companies and top 20 companies in each vertical segment. With advanced manufacturing facilities located in Shenzhen, Huizhou, and Ganzhou of China, Highpower is committed to clean technology, not only in the products it makes, but also in the processes of production. The majority of Highpower International's products are distributed to worldwide markets mainly in the United States, Europe, China and Southeast Asia.

Use of Non-GAAP Measures

The Company has supplemented its reported GAAP (generally accepted accounting principles) financial information with non-GAAP measures. EBITDA was derived by taking earnings before interest expense (net), taxes, depreciation and amortization. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results prepared in accordance with U.S. GAAP. The Company believes this non-GAAP measure is useful to investors as it provides a basis for evaluating the Company's operating results in the ordinary course of its operations. This non-GAAP measure is not based on any comprehensive set of accounting rules or principles. The Company believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with its results of operations as determined in accordance with U.S. GAAP and that these measures should only be used to evaluate the Company's results of operations in conjunction with, and not in lieu of, the corresponding GAAP measures. EBITDA is reconciled in the accompanying table to the most directly comparable measure as reported in accordance with GAAP.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995 that are not historical facts. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results to differ materially from the results expressed or implied by such statements, including, without limitation, fluctuations in the cost of raw materials; our dependence on, or inability to attract additional, major customers for a significant portion of our net sales; our ability to increase manufacturing capabilities to satisfy orders from new customers; our ability to maintain increased margins; our dependence on the growth in demand for smart wearable devices and energy storage systems, and other digital products and the success of manufacturers of the end applications that use our battery products; our responsiveness to competitive market conditions; our ability to successfully manufacture our products in the time frame and amounts expected; the market acceptance of our battery solutions, including our lithium ion batteries; and our ability to continue R&D development to keep up with technological changes. For a discussion of these and other risks and uncertainties see "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's public filings with the SEC. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. The Company has no obligation to update the forward-looking information contained in this press release.

CONTACT:

Highpower International, Inc.

Sunny Pan

Chief Financial Officer

Tel: +86-755-8968-6521

Email: ir@highpowertech.com

Yuanmei Ma

Investor Relations Manager

Tel: +1-909-214-2482

Email: ir@highpowertech.com

ICR, Inc.

Jessie Fan

Tel: +1-646-931-0303

Email: ir@highpowertech.com

HIGHPOWER INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Stated in US Dollars)

	March 31, 2017	December 31, 2016
	(Unaudited)
	$	$
ASSETS
Current Assets:
Cash	20,036,278	9,324,393
Restricted cash	14,021,382	11,213,640
Accounts receivable, net	39,324,098	46,280,769
Amount due from Yipeng	7,420,500	7,517,250
Notes receivable	868,427	1,093,730
Prepayments and other receivables	7,536,315	6,899,872
Inventories	26,013,323	22,207,333

Total Current Assets	115,220,323	104,536,987

Property, plant and equipment, net	44,751,137	43,504,991
Land use right, net	3,631,897	3,622,435
Other assets	487,500	500,000
Deferred tax assets	1,366,041	1,477,761
Long-term investment	9,919,428	9,689,576

TOTAL ASSETS	175,376,326	163,331,750

LIABILITIES AND EQUITY

LIABILITIES
Current Liabilities:
Accounts payable	44,170,801	49,463,901
Deferred income	884,134	761,491
Short-term loans	20,462,659	18,776,080
Non-financial institution borrowings	10,158,767	3,741,115
Notes payable	38,291,121	30,658,000
Amount due to Yipeng	1,728,203	1,522,313
Other payables and accrued liabilities	9,267,866	11,148,556
Income taxes payable	2,310,168	1,963,298

Total Current Liabilities	127,273,719	118,034,754

Warrant Liability	31,811	259

TOTAL LIABILITIES	127,305,530	118,035,013

COMMITMENTS AND CONTINGENCIES	-	-

HIGHPOWER INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Stated in US Dollars)

	March 31, 2017	December 31, 2016
	(Unaudited)
	$	$
EQUITY
Stockholders’ equity
Preferred stock	-	-
(Par value: $0.0001, Authorized: 10,000,000 shares, Issued and outstanding: none)
Common stock
(Par value: $0.0001, Authorized: 100,000,000 shares, 15,176,252 shares issued and outstanding at March 31, 2017 and 15,114,991 shares issued and outstanding at December 31, 2016)	1,517	1,511
Additional paid-in capital	11,766,446	11,580,934
Statutory and other reserves	4,992,463	4,992,463
Retained earnings	31,801,717	29,266,068
Accumulated other comprehensive loss	(900,241)	(873,582)

Total equity attributable to the stockholders of Highpower International Inc.	47,661,902	44,967,394

Non-controlling interest	408,894	329,343

TOTAL EQUITY	48,070,796	45,296,737

TOTAL LIABILITIES AND EQUITY	175,376,326	163,331,750

HIGHPOWER INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Stated in US Dollars)

	Three months ended March 31,
	2017	2016
	(Unaudited)	(Unaudited)
	$	$
Net sales	41,866,848	29,097,055
Cost of sales	(31,932,014)	(23,220,016)
Gross profit	9,934,834	5,877,039

Research and development expenses	(1,813,930)	(1,622,883)
Selling and distribution expenses	(1,638,313)	(1,535,036)
General and administrative expenses	(3,058,562)	(3,069,714)
Foreign currency transaction loss	(313,878)	(90,436)
Total operating expenses	(6,824,683)	(6,318,069)

Income (loss) from operations	3,110,151	(441,030)

Changes in fair value of warrant liability	(31,552)	119,469
Other income	578,093	155,928
Equity in earnings of investee	146,932	-
Interest expenses	(603,317)	(274,992)
Income (loss) before taxes	3,200,307	(440,625)

Income taxes expenses	(587,765)	(35,504)
Net income (loss)	2,612,542	(476,129)

Less: net income (loss) attributable to non-controlling interest	76,893	(133,521)
Net income (loss) attributable to the Company	2,535,649	(342,608)

Comprehensive income (loss)
Net income (loss)	2,612,542	(476,129)
Foreign currency translation (loss) gain	(24,001)	250,146
Comprehensive income (loss)	2,588,541	(225,983)

Less: comprehensive income (loss) attributable to non-controlling interest	79,551	(128,822)
Comprehensive income (loss) attributable to the Company	2,508,990	(97,161)

Earnings (loss) per share of common stock attributable to the Company
- Basic	0.17	(0.02)
- Diluted	0.17	(0.02)

Weighted average number of common stock outstanding
- Basic	15,119,693	15,101,679
- Diluted	15,299,029	15,101,679

Reconciliation of Net Income (loss) to EBITDA

	Three months ended March 31,
	2017	2016
	(Unaudited)	(Unaudited)
	$	$
Net income (loss) attributable to the Company	2,535,649	(342,608)

Interest expenses	603,317	274,992
Income taxes expenses	587,765	35,504
Depreciation and Amortization	1,274,334	1,256,379

EBITDA	5,001,065	1,224,267